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                                                                 Exhibit 10.24


                                 EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of March 11, 1993, is made by and between Osiris Therapeutics, Inc., a Delaware corporation (the "Company"), and James S. Burns (the "Employee").

                                       RECITALS

    A. The Company desires to employ Employee as its Chairman, President and Chief Executive Officer.

    B. Employee is willing to become employed by the Company on the terms and conditions set forth in this Agreement.

                                      AGREEMENTS

    NOW, THEREFORE, the Company and the Employee agree as follows:

    l. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

    2. Term. Subject to the provisions of Section 3(a), the initial term of employment shall commence on the date of this Agreement and shall end on December 31, 1995, unless sooner terminated pursuant to the terms of this Agreement. Commencing on the third anniversary of the Commencement Date (as defined below), unless the term of employment has otherwise been terminated pursuant to Section 7, the term of employment shall be automatically renewed for successive two year terms unless the Company makes the election described in
Section 7(a), and each such renewal term shall be for two years unless sooner terminated pursuant to the terms of this Agreement. The period described above shall be the "term of employment," and the "Commencement Date" shall be January 1, 1993.

    3.   Position. Duties, Responsibilities and Authority.

         (a) Subject to the other provisions of this paragraph (a), during the term of employment, Employee shall serve as Chairman of the Board, President and Chief Executive Officer of the Company, reporting and responsible only to the Board of Directors of the Company. Employee shall have the duties and responsibilities set forth on Exhibit A to this Agreement and such other duties and responsibilities appropriate for such positions as the Board of Directors of the Company may from time to time reasonably determine. In the event that the Board of



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Directors of the Company desires to hire an individual to serve as the full-time
President and Chief Executive Officer of the Company, and such individual has been either approved by Employee in writing (such approval not to be unreasonably withheld) or has been approved by a vote of a majority of the Directors of the Company at a time when at least two of the Directors of the Company are not employees of or consultants to the Company, the Company shall be entitled to cause Employee to relinquish his positions as President and Chief Executive Officer of the Company. The Board of Directors shall exercise such option by delivering written notice of such election not less than 90 days prior to the date on which Employee shall cease to hold such positions. On the date on which Employee relinquishes the positions of President and Chief Executive Officer pursuant to this Section 3(a), the term of employment shall be automatically renewed for a three year period and shall be automatically renewed for successive two year periods after such three year period unless the Company makes the election described in Section 7(a), and Exhibit A to this Agreement shall be amended by the mutual agreement of the Company and Employee to reflect Employee's duties as Chairman of the Company.

         (b) Throughout the term of employment, Employee shall devote such time and attention to the business of the Company as may be necessary to fulfill his duties and responsibilities under Section 3(a). Nothing in this Agreement shall preclude Employee from serving as a director, officer or employee of, or consultant to, other corporations or organizations (and receiving compensation therefor from any such corporation or organization) so long as (i) such services do not substantially interfere with the performance of his duties for the Company and (ii) such services do not otherwise violate Section 10 of this Agreement.

         (c) The Company shall provide Employee with suitable office space, a secretary and other appropriate support at the Company's offices in Cleveland, Ohio. Employee shall be entitled to also work out of his office in Darien, Connecticut (or any other place where Employee's principal residence may from time to time be located), but such office shall be maintained at Employee's own expense.

    4.   Base Compensation.

         (a) Commencing on the date (the "Financing Closing. Date") on which the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $3,000,000 (but retroactive to the Commencement Date), and thereafter during the term of employment, Employee shall receive base compensation at an annual rate of not less than $150,000. Such base compensation shall be paid in accordance with the Company's normal procedure for compensating its management employees, but not less frequently than monthly.
The first payment of base compensation made to Employee shall include base

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compensation from the Commencement Date.  Such base compensation shall be increased to an annual rate of not less than $200,000 on the date on which the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $5,000,000 (including the purchase price of any shares of capital stock contemplated by the first sentence of this Section
4). In addition, on each anniversary of the Commencement Date Employee's base compensation shall be increased by an amount equal to 10% of Employee's base compensation in effect immediately prior to such anniversary.

         (b) In the event that Employee ceases to serve as President and Chief Executive Officer of the Company in accordance with Section 3(a), his base compensation shall be reduced to an annual rate of not less than $100,000; provided, however, that the amount of such minimum base compensation rate to be paid shall be increased by 10% on January 1 of each year commencing January 1, 1994.

    5. Incentive Compensation. Employee and the Board of Directors of the Company shall establish a merit bonus plan (the "Plan") setting forth such goals and objectives for the Company as Employee and the Board of Directors shall determine. The Plan shall provide for Employee to receive a cash bonus, based on the Company's achievement of such goals and objectives, during each fiscal year of the Company during which Employee serves as Chairman and/or President and Chief Executive Officer of the Company. The bonus for any fiscal year shall not exceed 50% of Employee's base compensation in effect at the end of such fiscal year, and shall be paid to Employee within 60 days following the end of such fiscal year.

    6. Benefits. Perquisites and Expenses. During the term of employment, Employee and his dependents, and his beneficiaries to the extent provided in the applicable plan or program, shall be entitled to participate in all Company benefit plans, programs or practices maintained by the Company from time to time. Without limiting the generality of the foregoing, Employee shall be entitled to the following specific benefits and perquisites:

         (a) Participation in the employee benefit plans of the Company, as they may be modified or added to from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.

         (b)  While Employee is serving as President and Chief Executive
Officer of the Company, four weeks of paid vacation in each calendar year during the term of employment, plus such holidays, sick leave and other time off as are established by the policies of the Company approved by the Company's Board of Directors. Unused days of vacation may be carried over to March 31 of the subsequent year and shall thereafter lapse for all

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time.  Employee shall receive, within 30 days after his employment terminates for any reason, a payment (based on Employee's base compensation in effect on the date of Employee's termination) for any amount of unused vacation at the time of such termination, which had been earned on such uniform basis during the calendar year in which termination occurs.

         (c) Reimbursement for all reasonable and documented expenses incurred by Employee in connection with the performance of his duties hereunder, in accordance with the Company policy with respect to such reimbursement. In addition to the foregoing, within 30 days after the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $1,000,000, the Company shall reimburse Employee for all reasonable and documented expenses incurred by him in connection with his activities on behalf of the Company prior to the date of this Agreement.

         (d) Commencing on the Financing Closing Date (as defined in Section 4(a)), reimbursement of $500 per month of the cost of leasing an automobile for Employee's use. The Company shall also pay all insurance, maintenance, operating costs, fuel and license and registration fees with respect to such automobile.

         (e) Reimbursement of up to $1,000 per month for all reasonable and documented expenses incurred by Employee commuting between his home and the Company's offices and for lodging while Employee is in Cleveland, Ohio.

         (f) Within 15 days after the Company has sold shares of its capital stock (common or preferred) for an aggregate purchase price of at least $500,000, reimbursement of up to $2,500 of reasonable and documented legal fees incurred by Employee in connection with the negotiation of this Agreement with the Company.

         (g) Commencing on the Financing Closing Date, life insurance on the life of Employee in a face amount of $1,000,000 and naming the Employee or his designees as the beneficiary.

         (h) On the date on which the Company enters into a collaboration or research agreement with a corporation, a stock option immediately exercisable for 500 shares of the Company's common stock and with an exercise price per share equal to the then fair market value of such common stock, as determined in good faith by the Board of Directors of the Company. The number of shares to be covered by such option shall be adjusted as necessary to account for any stock splits or similar recapitalization subsequent to the date of this Agreement.
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    7.   Termination of Employment.

         (a) The Company may elect not to renew the term of employment for any reason, such election to be effective as of either the third anniversary of the Commencement Date or the end of a renewal term (as described in Section 2 hereof), upon giving Employee written notice at least 180 days in advance of such election.

         (b) Employee may terminate his employment at any time upon giving the Company written notice 90 days in advance of the proposed date of termination.

         (c) Employee's employment shall terminate automatically upon the death of Employee.

         (d) At any time after Employee suffers a "Disability" (as defined below), the Company may terminate Employee's employment upon giving Employee written notice from the Board of Directors of the Company, accompanied by a certified copy of a resolution to that effect duly adopted by the Board of Directors, at least 60 days in advance of the date on which such termination is to become effective. For the purposes of this Agreement "Disability" shall have the same meaning as any similar term under any long term disability insurance policy or long term disability plan maintained by the Company from time to time. In the event the Company shall not be maintaining any such policy or plan, Employee shall be considered to have a Disability if he is receiving disability income payments under the Social Security system, or if any life insurance carrier has agreed to waive premiums due under any life insurance policy maintained by the Company on Employee's life under a disability waiver provision set forth in such policy. In addition, Employee shall be considered to have a Disability if the Company receives, from a physician reasonably acceptable to it, written certification that(i) Employee is unable to provide services to the Company of a quality and nature consistent with past practice because of a mental or physical impairment, and (ii) there is no reasonable prospect that Employee will be able to render services of such quality and nature within the longer of (x) six months, or (y) the period of disability required in order for Employee to be eligible to receive disability income payments under any long term disability insurance policy or long term disability plan maintained by the Company at such time, from the date of such certificate.

         (e) The Company may terminate Employee's employment without cause at any time and for any reason by giving Employee written notice from the Board of Directors of the Company at least 90 days in advance of the date on which the termination is to become effective. Employee's- employment shall be considered to have been constructively terminated without cause by the Company if Employee resigns because:
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              (i)   his resignation is requested by the Board of Directors;

              (ii) the Company breaches any provision of this Agreement and fails to remedy such breach within 30 days after receiving written notice from Employee requesting that the Company remedy such breach; or

              (iii) he is removed from, or not elected to, the Company's Board of Directors at any time during the term of employment.


         (f) The Company may terminate Employee's employment at any time for cause by delivering to Employee a certified copy of a resolution of the Board of Directors of the Company finding that Employee committed an act or omission constituting cause hereunder and specifying the particulars thereof in detail, adopted at a meeting called and held for that purpose and of which Employee was provided not less than seven days' advance notice, including notice of the agenda of such meeting. As used herein, the term "cause" shall mean:

              (i)  conviction of a felony involving the Company;

              (ii) intentionally acting in a manner which is materially detrimental or materially damaging to the Company's reputation or business operations other than actions which involve Employee's bad judgment or a decision which was taken in good faith, provided that Employee shall have failed to remedy such action within 30 days after the date of the meeting at which the Board of Directors adopts a resolution requesting that he terminate such action after having given written notice to Employee of its position with respect to such actions and of the agenda of the Board meeting setting forth such resolution as a matter to be acted on at such meeting and allowing Employee an opportunity to be heard at such meeting; or

              (iii) committing any material breach of this Agreement which results in material damage to the Company, provided that Employee shall have failed to take reasonable steps to remedy such alleged breach within 30 days after his receipt of written notice from the Board of Directors of the Company pursuant to a resolution duly adopted by the Board of Directors of the Company requesting that he remedy such alleged breach after notice to Employee and an opportunity for Employee to be heard at a meeting of the Board of Directors or, if such breach is incapable of being remedied within such 30 day period but is capable of being remedied within a reasonable period of time,

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         Employee shall have failed to use his best efforts to remedy such breach promptly after such meeting.

    8.   Certain Payments and Obligations.

         (a)  Upon any termination of employment under paragraph (b) or (f) of
Section 7:

         (i) the Company shall pay Employee in a lump sum within ten days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (c) of Section 6; provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan (if any); and

         (ii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

         (b) Upon any termination of employment under paragraph (c) of Section 7, the Company shall pay Employee's estate the same amounts as are provided in paragraph (c) of this Section 8, except that the period of time on which the lump sum payment under clause (ii) is based shall be 12 months; provided, however, that in the event that at the time of Employee's death the Company is maintaining life insurance on Employee naming Employee and/or his heirs as beneficiaries, the amount of the insurance paid or payable to Employee's estate and/or heirs shall reduce, on a dollar for dollar basis, the payment to Employee's estate under this paragraph (b).

         (c) Upon any termination of employment under paragraph (e) of Section 7 with or without the required notice:

              (i) the Company shall pay Employee in a lump sum within ten days following such termination an amount equal to the base compensation and any incentive or bonus compensation Employee was entitled to receive up to the time of termination, plus the amount of any expenses that are reimbursable under paragraph (c) of Section 6; provided, however, that Employee shall not be entitled to any severance payment under the Company's then existing severance pay policy or plan;

              (ii) the Company shall (A) pay Employee in a lump sum payment within ten days following such termination an amount equal to the present value (based on a discount rate equal to the then prime rate of Society National Bank of

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         Cleveland, Ohio or its successor) of the aggregate cash compensation
         Employee would have received under this Agreement if the term of employment had continued for a period of time equal to the greater of
         (1) the period of time the term of employment would have continued but for such termination (excluding any subsequent renewal term) and (2) 12 months, based on the rate of Employee's total annual cash compensation (base plus bonus and incentive compensation) for the year prior to the year in which such termination occurs (or, if such termination occurs during the first year of the term of employment, the rate of compensation in effect during such year), and (B) continue to provide 'Employee and, if applicable, his dependents with the benefits provided under the benefit plans (pursuant to the terms thereof) described in Section 6(a) hereof, to the same extent that such benefits were provided to Employee on the date of termination of his employment, for a period of time equal to the period of time used to determine the amount of the lump sum payment to Employee under (A) above; and

              (iii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

              (d)  Upon any termination of employment under paragraph or (d) of
Section 7:

              (i) the Company shall pay Employee the same amounts, and shall provide Employee with the same benefits, as are provided in paragraph
         (c) of this Section 8, except that the period of time on which the lump sum payment is based and the period during which Employee shall be entitled to benefits under clause (ii) of such paragraph (c) shall be 12 months; and

              (ii) Employee shall have no further obligation to the Company under this Agreement except that he shall continue to be bound by the provisions of Sections 9, 10 and 11 hereof to the extent applicable to the period following the term of employment.

    9.   Confidentiality.


         Employee acknowledges that by reason of his duties as an employee of the Company he has or will have access to and become informed of confidential and secret information which is a competitive asset of the Company (collectively "Confidential Information") including, without limitation, (a) information concerning concepts for products and services and products and

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services data, (b) corporate planning data, (c) the Company's financial results and business condition, and (d) any other information which constitutes a "trade secret" under the Uniform Trade Secrets Act. Employee agrees to keep in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any Confidential Information, except for use in the Employee's regular authorized duties on behalf of the Company. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Employee agrees that upon termination of Employee's employment with the Company, for any reason, Employee shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential Information which are in his possession, custody or control. Employee further agrees that Employee's obligations of confidentiality hereunder shall survive any termination of Employee's employment by the Company. For the purposes of this Section 9, Confidential Information shall not include information which has become, through no fault of Employee, generally known to the public, and Employee, if required by law to make disclosure of Confidential Information to a court of competent jurisdiction, may make such disclosure after providing the Company with reasonable notice and an opportunity to contest such requirement. The obligations of Employee under this Section 9 are in addition to, and not in limitation of or pre-emption of, all other obligations of confidentiality which he may have to the Company under general legal and equitable principles.

    10.  Noncompetition.

         Employee acknowledges that his access to and knowledge of the Confidential Information would be valuable to a competitor of the Company. Employee further acknowledges that it would be inherent in the performance of his duties as a director, officer, employee, agent, consultant, shareholder or partner of any corporation, partnership or other entity which competes with the Company, or which intends to or may compete with the Company, to disclose or use such knowledge to or for the benefit of such corporation, partnership or other entity. To protect these vital interests of the Company, Employee agrees that from the date of this Agreement through the second anniversary of the date on which his employment with the Company terminates for any reason (the "Noncompetition Period"), he shall not, directly or indirectly, whether as a director, officer, employee, agent or consultant or otherwise: (a) invest in or become employed by or affiliated with, in any capacity, any corporation, partnership or other entity which is engaged in a business which is competitive with the business of the Company on the date of such termination (except that Employee may purchase up to two percent of the outstanding capital stock of a company that has common stock

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

quoted on a national stock exchange or the over-the-counter market); (b) solicit sales of, or sell or deliver, any product or service of the kind and character sold or distributed by the Company; (c) solicit, attempt to solicit or seek to divert from the Company the business or patronage of any person, corporation, partnership or other entity with whom the Company has had business relations; or
(d) engage, suggest or assist in or influence the engagement of hiring by any competitor of the Company of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having a business or employment relationship with the Company to sever such relationship with or commit any act harmful to the Company. Employee's obligations and covenants under this Section 10 shall be limited to North America, Europe, Japan, Taiwan, Singapore and Australia. For the purposes of this Section 10, the business of the Company shall mean the research, development and commercialization of products based on human mesenchymal stem cells and other lineage cells, including without limitation the research, development and commercialization of cellular transplants and cell-matrix products utilizing mesenchymal stem cells and other lineage cells.

    11.  Inventions.

         Employee hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Employee while in the Company's employ, whether in the course of his employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Employee's employment and made, conceived or suggested by Employee, either solely or jointly with others, within one year following termination of Employee's employment under this Agreement shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Employee will execute and deliver to the Company, at any time during or after his employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested by and at the expense of the Company, but without further or additional consideration. Notwithstanding any other provision of this Section 11, the Company's rights with respect to any discoveries, inventions or improvements shall be subject to the rights of Case Western Reserve University under any license agreement between it and the Company entered into subsequent to the date of this Agreement.

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    12.  Issuance of Shares.

         (a) In order to provide Employee with additional incentive to further the interests of the Company, the Company hereby issues and sells to Employee 7,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for a price per share of $.15. Of such 7,000 Shares of Common Stock (the "Shares"), 2,200 Shares are issued and sold to Employee without restriction other than as provided in clause (ii) of paragraph (b) below, and 4,800 Shares (the "Restricted Shares") are subject to the restrictions and risk of forfeiture set forth in paragraphs (b) and (c) of this Section 12.

         (b) Restrictions on Transfer of Shares. The Shares subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Employee, except to the Company, unless and until (i) in the case of the Restricted Shares, such Shares have become nonforfeitable in accordance with paragraph (c) of this Section 12 and
(ii) in the case of all the Shares, the transfer of such Shares has been made in compliance with Section 3 of the Stockholders Agreement dated as of March 11, 1993 by and among the Company, Employee and the Company's other stockholders. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 12 shall be null and void, and the other party to any such purported transfer, encumbrance or other disposition shall not obtain any rights to or interest in such Shares. The certificate(s) evidencing the Shares shall bear a legend in a form satisfactory to the Company reflecting the restrictions described above.

         (c) Vesting of Restricted Shares. The Restricted Shares shall become nonforfeitable as follows: (i) 2,600 Restricted Shares shall become nonforfeitable in the event the Company consummates sales of shares of its capital stock (common or preferred) for an aggregate purchase price of at least $4,000,000 (including the purchase price of any shares of its capital stock contemplated by Section 4 of this Agreement) on or before the earlier of the date on which Employee's employment with the Company is terminated under either
Section 7(b) or 7(f) of this Agreement and July 1, 1994; and (ii) 2,200 Restricted Shares shall become nonforfeitable if the Company shall attain a valuation of at least twenty million dollars during such time as Employee is serving as the Chief Executive Officer of the Company. Notwithstanding the foregoing, in the event of (A) a termination of Employee pursuant to Section 7(a) or 7(e) of this Agreement; or (B) a merger of the Company into another corporation in which the Company is not the surviving corporation or a sale of all or substantially all of the assets of the Company, all of the Restricted Shares shall become immediately nonforfeitable. For purposes of this paragraph
(c), the Company shall have attained a value of twenty million dollars at such time as the Company shall have completed a sale of its capital

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stock at a price per share (on a Common Stock equivalent price if shares other than shares of Common Stock are sold) which when multiplied by the number of shares of the Company's Common Stock then outstanding on a fully diluted basis (assuming the full conversion of any securities convertible into Common Stock and the full exercise of any stock options or warrants without regard to vesting requirements) equals or exceeds twenty million dollars.

         (d) Forfeiture of Restricted Shares. Any of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be forfeited by the Employee. In the event of a forfeiture, the certificate(s) representing all of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be canceled and the Employee shall have no further interest in or rights with respect to such Restricted Shares.

         (e) Dividend, Voting and Other Rights. Employee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that Employee may become entitled to receive pursuant to a stock split or dividend with respect to the Common Stock or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the company shall be subject to the same restrictions and risk of forfeiture as the Restricted Shares with respect to which such additional shares of Common Stock or other securities were received by Employee.

         (f) Retention of Stock Certificate(s) by the Company The certificate(s) representing the Restricted Shares covered by this Agreement shall be held in custody by the Company, together with a stock power with respect thereto endorsed in blank by Employee, until those Restricted Shares have become nonforfeitable in accordance with paragraph (c) of this Section 12.

         (g) Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Shares or other securities pursuant to this Section 12, Employee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

         (h) Other. No provision of this Section 12 shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of Employee at any time. Any economic or other benefit to Employee under this Section 12 shall not be taken into account in determining any benefits to which Employee may be entitled under any profit-

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sharing, retirement or other benefit or compensation plan maintained by the
Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the company.

    13.  Miscellaneous.

         (a) All notices required to be given under this Agreement shall be in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:

              Osiris Therapeutics, Inc.
              2080 Adelbert Road
              Cleveland, Ohio 44106

         with a copy to:

              Jones, Day, Reavis & Pogue
              North Point
              901 Lakeside Avenue
              Cleveland, Ohio 44114
              Attention:     John C. McIlwraith

         If to Employee:

              James S. Burns
              15 Red Coat Pass
              Darien, Connecticut 06820

         with a copy to:

              Richard Berkowitz, Esq.
              Berkowitz & Balbirer, P.C.
              253 Post Road West
              P.O. Box 808
              Westport, Connecticut 06881

Notice shall be deemed delivered at the time received in the case of personal delivery, or five business days after it is mailed in the case of mailing.

         (b) This Agreement shall be subject to and governed by the internal laws of the State of Ohio (without regard to conflicts of law principles).

         (c) The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

         (d) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of the Company and is agreed to in a writing signed by Employee and by a duly authorized officer of the Company (other than Employee). Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of compensation or other benefits following any termination of Employee's employment be deemed a waiver of any condition or provision hereof.

         (e) Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Company without the written consent of Employee, but if the Company shall merge or consolidate with or into, or transfer all or substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall inure to the benefit of and be binding upon the successor of the Company resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Company from liability and responsibility for the performance of its duties and obligations hereunder.

         (f) Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

         (g) This Agreement and the agreements referred to herein comprise the entire understanding between the Company and Employee as to the subject matter hereof and supersedes all prior agreements relating thereto.

         (h) In the event of a breach by Employee of any of the provisions of Sections 9, 10 or 11 of this Agreement, the Company shall have the right to institute and prosecute proceedings, in equity, in any court of competent jurisdiction, to obtain an injunction during or after the term of this Agreement to enforce the provisions of such Sections and to pursue any other remedy to which the Company may be entitled. Employee acknowledges that the Company's remedy at law for any of Employee's obligations under such Sections will be inadequate, and Employee agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision thereof, without the necessity of proof of actual damage.


    (i) Any controversy or claim arising under this Agreement, except for any controversy or claim which involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, shall be settled by arbitration in Cleveland, Ohio in accordance with the Rules of the American Arbitration Association then in effect. The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by the Company, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected. The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question naming the arbitrator selected by it. If the other party shall fail, within a period of 15 days after such notice shall have been given, to reply in writing naming the arbitrator selected by it, then the other party may apply to the American Arbitration Association for the appointment of an arbitrator to serve as the arbitrator chosen by the other party. The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing, signed in triplicate, by the concurring arbitrators to each of the parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition, the prevailing party in such an arbitration proceeding shall be entitled to recover his or its reasonable attorney's fees and all reasonable out-of-pocket costs and disbursements, as well as any and all charges which may be made for the cost of the arbitration and the fees of the arbitrators. In the event a claim or controversy arising under this Agreement involves a claim by the Company for equitable or injunctive relief with respect to Section 9, 10 and/or 11 of this Agreement, the parties may, but shall not be obligated to, submit all or a portion of such controversy or claim to the foregoing arbitration proceedings.

    IN WITNESS WHEREOF, Employee and the Company, by a duly authorized officer of the Company pursuant to the authority of its Board of Directors, have executed this Employment Agreement at Cleveland, Ohio, as of the day and year first written above.

                                  OSIRIS THERAPEUTICS, INC.

                                  By: /s/ Arnold I. Caplan
                                      -----------------------------
                                      Name:
                                      Title:


                                      /s/James S. Burns
                                      -------------------------------
                                      JAMES S. BURNS

                                      EXHIBIT A

                                    James S. Burns
                        Employment Duties and Responsibilities


President and Chief Executive Officer

l. Conduct the affairs of the Company; interpret and apply the policies of the Board of Directors.

2. Responsible for all operational staff, technical and financial functions of the Company. Exercise. senior executive management responsibility necessary to achieve the business scientific and financial objectives of the Company.

3. Provide the strategic management of the Company's assets and acquire such assets needed to grow through internal development product and/or business acquisition, merger or diversification. Employ the assets of the company toward increasing shareholder value.

4. Assist the Chairman in developing long-range business and financial strategies for the company and securing their approval from the Board of Directors. Work with the Chairman to effectively communicate Company strategies, policy and results to shareholders, the investment community, the public, government and industry trade groups.

5. Be the principal executive responsible. for the transfer or creation of technology and its development into marketable products in close cooperation with regulatory authorities, collaborators and advisors. Manage the acquisition of sufficient resources to carry out the Company's business objectives.

Chairman of the Board

l. Prepares the agenda and presides at regular and special meetings or the Board of Directors. Appoint all members of the committees of the Board of Directors, subject to approval by the Board. Serves as chairman of the company's Executive Committee. Serves as the Chief Strategic Officer and Chief Public Relations Executive of the Company.

2. Review and approve strategic plans and policy decisions of the President, to ensure long-term growth and financial viability. Works with senior management to present such plans and policies to the Board for its approval and or concurrence.

3. Represent and promote the Company to the investment community and influential public and industry groups. Be the principal external spokesperson for the company before stock analysts, investors and professional industry groups to ensure that the company's
    plans and results   are effectively and accurately communicated.


4. Advises and provides counsel to the President and CEO or COO on strategic, long-range and financial matters. Possesses the same powers as the CEO to sign all certificates, contracts and other instruments of the corporation, which are authorized by the board. Exercises all powers and discharges all of the duties of the CEO in his absence.

5. Presides at all meetings of stockholders and is an ex-officio member of all Board standing committees.

                             OSIRIS THERAPEUTICS, INC.
                           Regenerative Tissue Therapy

OSIRIS

                                       November 28, 1995

Mr. Peter Friedli
Friedli Corporate Finance AG
Freigutstrasse 5,
8002 Zurich
Switzerland

Dear Peter:

    This letter will confirm certain aspects of my salary for 1996 and 1997 and bonus for 1995, as we discussed.

    1. My salary will be capped for 1996 and 1997 as we agreed and as I have presented to the Compensation Committee and the Board.

    2. There is no guaranteed bonus in my contract. Any bonus, if granted, will be at the discretion of the Board.

    3.  I will forego any bonus for 1995, as you requested.

    4. My 1994 bonus will be converted into Series D Preferred Stock, as well as salary conversion over the next two years, as we discussed, pending approval by the Compensation Committee and/or Board.

                                       Sincerely,

                                       /s/ James S. Burns
                                       ..................

                                       James S. Burns
                                       President and
                                       Chief Executive Officer

JSB/dr
------------------------------------------------------------------------------
     2001 Aliceanna Street-Baltimore, Maryland 21231-2001 (410) 522-5005
                                (410)522-6999 FAX

                              OSIRIS THERAPEUTICS, INC.
                         BioOrthopaedics for Cartilage, Bone
                            and Soft Tissue Regeneration

OSIRIS

                                       July 19, 1995

Mr. Stephen B. Oresman
49 Sunswyck Road
Darien, CT 06820

                                 Re: Amendment to James S. Burns Employment
                                     Agreement with Osiris Therapeutics, Inc.

Dear Steve:

    This letter will reiterate my agreement to the modified terms of my Employment Agreement as outlined below.

    1. During the first two-year renewal term of my Employment Agreement, commencing January 1, 1996 and ending December 31, 1997 ("First Renewal Term"), I will continue to serve in the capacity of President and Chief Executive Officer.

    2. I will devote full-time to my duties at Osiris Therapeutics, Inc. and Gryphon Pharmaceuticals, Inc., except for directorships of other companies or organizations which do not substantially interfere with my duties to the Companies.

    3. Base compensation during the First Renewal Term shall be $250,000 per year paid semi-monthly or monthly according to customary Company payment schedules. Annual merit increases, if any, shall be at the sole discretion of the Osiris Board.

    4. The annual performance bonus available to me of up to 50% of base compensation shall be determined by the Board of Directors based on my accomplishment of Board-approved milestones. The annual bonus may be paid in cash and/or stock of the Company as mutually agreed between the Board and Employee.

    5. Employee benefits shall continue as described in my Employment Agreement, including continuation of commutation and lodging expenses from my residence in Connecticut to Baltimore, until such time as I relocate my Connecticut residence to Maryland.

-------------------------------------------------------------------------------
11000 Euclid Avenue - Wearn Building, Fourth Floor - Cleveland, Ohio 44106
(216) 844-5909 - (216) 844-1581 FAX

Amendment to Employment Agreement                                       Page 2

    6. All other provisions of the Employment Agreement including termination, confidentiality, noncompete, inventions, and stock vesting shall remain in effect.

    Steve, I hope this clarifies the issues discussed by the Compensation Committee and the Board. In effect, my salary is capped for the next two years and my bonus is based on the accomplishment of Board-approved milestones. Any performance bonus will be paid in cash, Osiris stock or a combination.

                                       Sincerely,


                                       /s/ James S. Burns
                                       -------------------------------------
                                       James S. Burns
                                       President and Chief Executive Officer

Agreed to this 19th day of July, 1995:

/s/ James S. Burns
-------------------------------
James S. Burns


Approved:

--------------------------------
      Stephen B. Oresman
Chairman, Compensation Committee